                                                                   EXHIBIT 10.39

                                                                        EXECUTED

                      SHORT FORM DISTRIBUTION ASSIGNMENT

                                 "MIGHTY MAX"

For good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned ("Licensor") hereby assigns to Bohbot Entertainment, Inc. and its successors, assigns and licensees (collectively "Licensee") the sole and exclusive right and license, to distribute under copyright certain episodic television series entitled "Mighty Max," which together with the title and themes, the literary, dramatic and musical contents, the characters, and other versions thereof is the "Series".

Licensee's rights extend for the duration of the license and cover the geographic area of the United States, its territories and possessions, including Puerto Rico for television distribution in the Series are all as more particularly set forth in and subject to that certain Distribution and Other Rights Acquisition Agreement between Licensor and Licensee dated as of April 12, 1994 (the "Distribution Agreement").

Licensor hereby agrees to obtain and/or cause to be obtained registration of United States copyright in and to the Series and the literary, dramatic and musical material embodied in it or upon which it is based, as well as renewals of all United States copyright in and to said Series which may expire during the Term (defined in the Distribution Agreement), whether or not referred to herein. Licensor hereby irrevocably appoints Licensees as attorney-in-fact (which appointment is a power coupled-with-an-interest), with full and irrevocable power and authority to do all such acts and things, and to execute, acknowledge, deliver, file, register and record all such documents, in the name of and on behalf of Licensor, as Licensee may deem necessary or proper to accomplish the same.

Licensee is also hereby empowered to bring, prosecute, defend and appear in suits, actions and proceedings of any nature or concerning copyrights in and to said Series and all renewals thereof, or concerning any infringement thereof, or interference with any of the rights hereby or in the Distribution Agreement granted under said copyrights or renewals thereof, in its own name or in the name of the copyright proprietor or the Licensor, but at the expense of Licensee, at its option, Licensee may join such copyright proprietor and/or Licensor as a party plaintiff or defendant in any such suit, action or proceeding.



  /s/ Phil Roman                                            Date:  As of 9/28/95
- ---------------------------------------------------
By:    Philip Roman
Its:   President

                                                                        EXECUTED


                                April 12 , 1994


Canal + D.A.                                 Film Roman, Inc.
6 Boulevard de la Republique                 12020 Chandler Boulevard
92514 Boulonge Bilancourt Cedex              North Hollywood, CA 91607
France                                       U.S.A.

Attention:  Mr. Stephane Sperry              Attention:  Mr. Phil Roman

RE:  "MIGHTY MAX"
     ------------

Dear Gentlemen:

This letter will summarize the basic terms of the agreement between Bohbot Entertainment Worldwide, Inc. ("Bohbot"), on the one hand and Canal + Droits Audiovisuelles, SNC ("C+") and Film Roman, Inc. (C+ and Film Roman are collectively referred to as "Producer"), on the other hand, with respect to the above referenced animated television series (the "Series").

     1.   TV Distribution.  Bohbot shall distribute the first forty (40)
          ---------------
episodes of the Series in the United States and its territories and possessions in the English and Spanish languages, provided Puerto Rico is limited to the English language unless otherwise approved in writing by Producer. Bohbot shall guarantee clearance in not less than seventy percent (70%) of the U.S. television homes (per the Nielsen DMA) during traditional children's time slots for fifty-two (52) weeks a year in any year in which Bohbot distributes.

     2.   Reserved Rights.  Any rights not expressly licensed to Bohbot are
          ---------------
reserved to Producer, including but not limited to, all rights in the Series other than broadcast rights in the Bohbot territory, including video cassette/discs exhibition rights, merchandising rights and any subsidiary rights. Producer shall be entitled to exercise all of such reserved rights within the Bohbot territory or otherwise at any time, without restriction.

     3.   Term.  The term of the license shall be for a period of ten (10) years
          ----
commencing September 1, 1993 ( the "Initial Term") provided, if Producer receives revenues of Four Million Three Hundred Fifty Thousand Dollars ($4,350,000) or more by the end of the Initial Term, the term automatically shall be extended for an additional ten (10) year period (the "Second Term").
If Producer receives revenues of One Million Dollars ($1,000,000) or more during the Second Term, the term automatically shall be extended for unlimited consecutive ten (10) year periods, provided Producer received a minimum of One Million Dollars ($1,000,000) in revenue from Bohbot during the immediately preceding ten (10) year period.

Canal + D.A.
Film Roman, Inc.
April 12, 1994
Page 2 of 7

     4.   Guarantee.
          ---------

          a) Bohbot agrees to pay C+ a non-refundable guarantee (the "Guarantee") of Three Million Three Hundred Fifty Thousand Dollars ($3,350,000), payable as per the agreed upon payment plan as set forth in Exhibit A attached hereto and made a part hereof. This is intended to be a minimum payment to C+ and does not diminish Bohbot's obligation to pay C+ any amounts due to the extent they exceed such Guarantee.

          Any monies due to C+ during any accounting period in excess of the applicable amount of guarantee shall be paid to C+, provided Bohbot shall have the right to credit any amounts in excess of the specified guarantee installment against future minimum payments required under the Guarantee.

          For example, assuming for the quarter ending January 1, 1994, the amount due to C+ equals $125,000. The amount would be paid in its entirety. If for the quarter ending April 1, 1994, the amount due is $90,000, Bohbot would pay a total of $95,000 or the payment due less the $40,000 credit.

          As a further example, assuming that for the quarter ending January 1, 1994, the amount due to C+ is $55,000. The $85,000 would be paid in its entirety. If for the quarter ending April 1, 1994, the amount due is $165,000, Bohbot would only pay the $135,000 due and off-set the extra $30,000 with the same overpayment on January 1, 1994.

          In no event will Bohbot pay C+ less than the cumulative total of the minimum quarterly payments as per the schedule set forth in Exhibit A.

          b) Bohbot's corporate Guarantee is Bohbot's full and binding commitment. It is not Bohbot's responsibility to secure the financing or banking needs of the venture. Bohbot has entered into a contract with One World Entertainment, a division of MTV Networks, A Viacom Company ("OWE") ("Ad Sales Agreement"). A copy of the Ad Sales Agreement has been delivered to Producer and attached hereto as Exhibit C. Bohbot shall notify Producer in writing of any proposed changes or amendments to the Ad Sales Agreement which would have a material adverse affect on the amount of OWE's guarantee and Bohbot shall not accept any amendment having such an effect without Producer's prior written consent, which shall not be unreasonably withheld. Bohbot will promptly irrevocably instruct OWE in writing to forward all funds received by OWE pursuant to the Ad Sales Agreement to a lock box ("Lock Box"). Any funds inadvertently received by Bohbot in connection with such Ad Sales Agreement will be forwarded by Bohbot to the

Canal + D.A.
Film Roman, Inc.
April 12, 1994
Page 3 of 7

Lock Box and will not be cashed by Bohbot but rather will be disbursed from the Lock Box. Bohbot agrees that no funds will be disbursed from the Lock Box other than monies to Canal + in accordance with paragraphs 4 and 5 of this Agreement, and for Bohbot's fees and expenses as provided in paragraph 5. In the event of a default in payment by Bohbot to C+, Bohbot's obligations under this paragraph 4 which continues for a period in excess of thirty (30) days and is thereafter not cured within 10 days after Bohbot's receipt of written notice of such default, i.e., Bohbot shall have not less than 40 days, Bohbot's rights under the Ad Sales Agreement, including specifically the right to receive payments from OWE, will automatically be assigned directly to C+. If Bohbot remains in default following said ten (10) day cure period, C+ shall have the right to
forward the letter of assignment which is hereto attached as Exhibit   to OWE.
Said letter of assignment shall be held in trust by Film Roman or its counsel, Dern & Vein, and said letter shall be released to C+ upon notice by C+ to Film Roman (or, if applicable Dern & Vein) that Bohbot remains in default following said forty (40) day period. Upon receipt of funds by C+ from OWE, C+ shall promptly forward to Bohbot its applicable fees and costs. In addition, C+ will have a security interest in revenues from the Sales as described in paragraph 7 hereunder.

          c)   Bohbot represents and warrants

               (i) There is no restriction on Bohbot assigning the Ad Sales Agreement and Bohbot shall grant OWE no rights of offset under the Ad Sales Agreement.

               (ii) Bohbot will not assign or hypothecate the Ad Sales Agreement to anyone other than C+.

              (iii) Provided Film Roman delivers all the episodes on time and in compliance with this Agreement, Bohbot shall not breach the Ad Sales Agreement.

          d) Promptly following execution of this letter agreement, but not in any event later than ten (10) days, Bohbot will pay to C+ the guaranteed payments due for January 1, 1994 and April 1, 1994. With respect to all subsequent payments of the Guarantee, if payment is overdue by more than thirty-five (35) days, Bohbot shall pay interest on the overdue balance on a two percent (2%) monthly rate.

     5.   Distribution Fees and Expenses.
          ------------------------------

          a) Bohbot shall charge a distribution fee of thirty-five percent (35%) for barter sales and twenty-five percent (25%)

Canal + D.A.
Film Roman, Inc.
April 12, 1994
Page 4 of 7

for cash sales, inclusive of all subdistribution. The distribution fee for barter shall be charged on all gross receipts remaining after deduction of unrelated third party advertising agency commissions, which commissions shall not exceed fifteen percent (15%) ("Adjusted Gross Receipts). The foregoing restriction to unrelated third parties shall not apply in regard to arm's length commission paid to Bohbot Communications Inc. (or any subsidiary) for media buying services actually rendered, provided the "cap" of 15% shall always apply. Whenever one Bohbot company deals with another they shall do so in good faith and on an arm's length basis. In the case of a sale involving both barter income and cash, the distribution fee shall be apportioned in accordance with the source of revenues.

          b) Bohbot shall be entitled to deduct from Adjusted Gross Receipts, all Bohbot's direct, documented, out-of-pocket costs incurred in the distribution of the Series, which costs shall not exceed the following:

               1993 broadcast season (once a week)        $200,000
               1994 broadcast season (Monday-Friday)      $625,000

          For all subsequent seasons, allowed deductions shall be Five Hundred Thousand Dollars ($500,000) per year for a Monday-Friday clearance and Two Hundred Thousand Dollars ($200,000) for a once-a-week clearance.

     6.   Bohbot Profit Participation.  Subject to the approval of Bluebird Toys
          ---------------------------
(UK) Limited ("Bluebird"), and provided (i) Producer has received a total of Four Million Three Hundred Fifty Thousand Dollars ($4,350,000) in revenues during the Initial Term and (ii) C+ has recouped all of the financing provided in connection with the Series, including interest, Bohbot shall be entitled to receive a profit participation of ten percent (10%) of one hundred percent (100%) of the net profits derived by the Producer and Bluebird from the Series excluding revenues from toy merchandising. Producer shall use its reasonable best efforts to obtain Bluebird's approval. In the event Bluebird does not approve Bohbot shall receive 8 1/3% of 100% of the net profits. In any event once the conditions in (i) and (ii) above have been satisfied, Bohbot shall receive the share of net profits retroactively from the first net profits earned, even if such net profits accrued prior to the satisfaction of such conditions. Bohbot shall not be entitled to share in any net profits relating to episodes of the Series not distributed by Bohbot.

     7.   Security i.e. the Lock Box Interest.  Bohbot shall keep all funds from
          -----------------------------------
distribution of the Series in a separate account which is not commingled with any other funds. Producer shall have

Canal + D.A.
Film Roman, Inc.
April 12, 1994
Page 5 of 7

a first priority security interest in all such revenues, and Bohbot's distribution and all other rights in the Series, and Bohbot shall sign all necessary and reasonable documentation in order to perfect such security interests, including but not limited to the Form UCC-1, and a Security Agreement Assignment and Mortgage of Copyright attached hereto as Exhibits D and E.
Bohbot shall provide to producer copies of the monthly bank statements pertaining to the Lock Box within ten (10) days of receipt. Bohbot shall obtain and furnish the Producer any releases and subordinations of claims or liens which may be required to maintain the priority of Producer's rights and liens hereunder before any new episodes are delivered to Bohbot. This is an essential term of this Agreement.

     8.   Delivery Schedule.  Producer acknowledges that it is essential to
          -----------------
Bohbot that all new episodes of the Series, 27 of them currently in production, be delivered to Bohbot on a timely basis as provided in Schedule B attached hereto and incorporated herein subject to force majeure. Producer shall be provided with a twelve (12) business day cure period in the event an episode is not delivered on a timely basis for reasons other than force majeure.

          In the event Producer fails to cure, the Guarantee shall be considered null and void with respect to all undelivered episodes and Bohbot will maximize the revenue of the Series to the best of its abilities.

     9.   Assignment.  Bohbot shall not have the right to subdistribute or to
          ----------
assign any of its distribution rights to any third party, excluding any of its wholly owned subsidiaries or entitles, without Producer's prior written approval, which approval shall not be unreasonably withheld. In any event, Bohbot Communications, Inc. shall guarantee the obligations of any Bohbot "entity" under this Agreement. Bohbot shall give written notice of any Assignment to a wholly owned subsidiary or entity.

     10.  Subsequent Episodes.  If Producer elects to produce additional
          -------------------
episodes of the Series, and provided Bohbot is not in breach of any of its obligations under this agreement, Bohbot shall have a right of first negotiation/last refusal to obtain United States distribution rights with respect to such episodes.

     11.  Accounting Statements/Audit.
          ---------------------------

          a) Bohbot shall account to producer on a quarterly basis within 30 days after the end of each calendar quarter. Bohbot agrees to produce a report that is satisfactory to the good faith needs of C+.

Canal + D.A.
Film Roman, Inc.
April 12, 1994
Page 6 of 7

          b) Bohbot shall maintain accurate books and records with respect to all transactions relating to distribution and exploitation of the Series, and shall keep all such records until two (2) years after expiration of the Term. Producer shall have the right to audit Bohbot's books and records on an annual basis upon prior written notice. Statements shall become uncontestable two (2) years following Producer's receipt of such statement unless Producer objects to such statement within such period and initiates an action within one (1) year after the end of such two (2) year period. Producer also shall have the right to have an auditor appointed by Producer present at any time in which Bohbot audits third parties responsible for barter or advertising sales and Bohbot shall give producer 15 days prior written notice of any intended audit.

          c) Bohbot shall provide to Producer within ten (10) days after execution of this Agreement a report regarding the distribution of the first 13 episodes of the Series during the 1993-94 Broadcast year through December 31, 1993 in a form which, in good faith, is acceptable to Producer.

     12.  Miscellaneous.
          -------------

          a) Bohbot shall not have the right to edit the program without the Producer's prior written approval, notwithstanding reasonable edits by broadcast stations.

          b) Bohbot acknowledges that Producer owns all rights, including all copyrights, in the Series.

          c) This Agreement shall be governed by the laws of the State of California, USA.

          d) In any dispute between the parties arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover its attorney's fees and other reasonable costs.

          e) This Agreement supersedes all prior Agreements between the parties, including but not limited to, the letter agreement dated June 4, 1993 and all prior agreements have been merged herein whether written or oral.

          f) All other terms shall be negotiated in good faith consistent with industry practice. The parties shall enter into a more formal written agreement within 60 days following execution of this letter agreement. Unless and until such formal agreement is signed, this letter will serve as a binding agreement between the parties.

Canal + D.A.
Film Roman, Inc.
April 12, 1994
Page 7 of 7

          g) Bohbot shall consult fully with Producers with respect to Bohbot's overall plans for distribution of the Series, provided that Bohbot shall not be required to consult in regard to individual licenses and all of the terms of Bohbot's licensees shall be determined by Bohbot in its sole discretion. Bohbot shall not be deemed in breach of this provision of the agreement by reason of any failure to consult through inadvertence or the exigencies of time.

ACCEPTED AND AGREED TO:

BOHBOT ENTERTAINMENT WORLDWIDE, INC.

By       /s/Authorized Signatory
  ----------------------------------

Its_________________________________

CANAL + DROITS AUDIOVISUELLES SNC

By       /s/Authorized Signatory
  ----------------------------------

Its_________________________________

FILM ROMAN, INC.

By         /s/ Phil Roman
  ----------------------------------
         Phil Roman
Its_________________________________

AGREED IN SO FAR AS WE ARE CONCERNED
AS PROVIDED IN PARAGRAPH 9

BOHBOT COMMUNICATIONS, INC.

By       /s/Authorized Signatory
   ---------------------------------

Its_________________________________


cc:  Ms. Raechel Crossen
     Ms. Valerie Rolandez
     Jon F. Vein, Esq.
     Robert Getman, Esq.
     Tami Morachnick, Esq.
     Robert Oppenheim, Esq.
     Ralph Sorrentino
     Allen Bohbot
     Bill Schultz
     Wayne Alexander, Esq.

April 11, 1994


One World Entertainment Inc.
a Division of Viacom International Inc.
1515 Broadway
New York, NY 10036

Re:  "Mighty Max" One Half-Hour Animated TV Series (the "Program")
     -------------------------------------------------------------

Gentlemen:

You and we have entered into a contract dated August 2, 1993 (the "Ad Sales Agreement") pertaining to your representing us as our exclusive ad sales agent with respect to the sales of national advertising time for certain television programs. The following amendment of the Ad Sales Agreement is agreed as to the
Program:

1. Paragraph 1 will be amended to also include "Mighty Max", a thirty (30) minute series of forty (40) episodes (the "Series"). The Term for the "Mighty Max" Series shall commence on the date hereof and expire on the expiration of the 1994-1995 broadcast season, unless sooner terminated in accordance with the Ad Sales Agreement. The definition of Program(s) will also be amended to include "Mighty Max." The Program will be covered by the Ad Sales Agreement and sold as a weekly strip. There will be forty
     (40) episodes of the Program. There will be available for sale by you not less than nine hundred eight (908) thirty (30) second units during the 1994-95 season as follows:

                                    Week Of
                                    -------


     a)    Fourth Quarter, 1994      (9/5-12/19)       14 units/week
     b)    First Quarter, 1995       (12/26-3/20)      19 units/week
     c)    Second Quarter, 1995      (3/27-6/19)       19 units/week
     d)    Third Quarter, 1995       (6/2-8/28)        19 units/week


                          Bohbot Communications, Inc.

X NEW YORK               CHICAGO                  SAN FRANCISCO
  41 Madison Avenue      875 N Michigan Avenue    801 Montgomery Street
  New York, NY 10010     Chicago, IL 60611        San Francisco, CA 941__
  TEL (212) 213-2700     TEL (312) 944-4040       TEL (415) _________
  FAX (212) 389-3766     FAX (312) 944-3987       FAX (415) _________

One World Entertainment, Inc.
April 11, 1994
Page 2



2. We guarantee clearances of the Program in at least seventy percent (70%) of the total U.S. viewing households determined by NTI weight. We guarantee that at least ninety percent (90%) of those clearances will be in the time slot from 6:00 am to 9:00 am or from 3:00 pm to 6:00 pm.

3. You shall pay us our share of net receipts pursuant to the terms set forth in Paragraph 6 of the Ad Sales Agreement. You guarantee that if the series rating averages for the entire broadcast year is not less than 3.0 for kids 2-11, that the net receipts for the 1994-95 broadcast year, i.e., the gross receipts less advertising agency commissions (not to exceed fifteen percent (15%) shall not be less then Three Million Eighty One Thousand Dollars ($3,081,000). This is intended to be a minimum payment to us and does not diminish your obligation to pay us our full share of net receipts to the extent they exceed the guarantee. In the event the average rating for kids 2-11 is less than 3.0, your guarantee shall be reduced by the sum of One Hundred Two Thousand Seven Hundred Dollars ($102,700) for each l/10 of a rating point that the actual average rating is less than 3.0. If actual average rating for kids 2-11 is below 2.0, you shall not be required to pay us any guarantee. If your guarantee, as so computed, exceeds the net receipts paid to us during 1994-95 broadcast year, you shall pay an amount equal to such excess to us on October 1, 1995. We shall have the right to audit your books and records as they apply to the Series and the other programs covered by the Ad Sales Agreement once annually consisting of two
     (2) visits, one (1) interim and one (1) final audit.

4. With respect to net receipts collected by you hereunder, we hereby irrevocably instruct you to send all such net receipts directly to the lock box provided by us and set up exclusively for Mighty Max.

One World Entertainment, Inc.
April 11, 1994
Page 3



Please indicate your consent and agreement to the foregoing by signing this letter in the space provided below.

                              Very truly yours,

                              BOHBOT ENTERTAINMENT, INC.



                              By:  /s/ Ralph Sorrentino
                                 ---------------------------------
                                   Ralph Sorrentino
                                   Executive Vice-President
                                   Chief Financial and
                                   Administrative Officer


ACCEPTED AND AGREED TO:

ONE WORLD ENTERTAINMENT,
a Division of Viacom International Inc.



By:      /s/ Richard P.
   ------------------------------------

Title:          Sr. V.P.
      ----------------------------------

Dated ________________________________



One World Entertainment, Inc.
A Division of Viacom International, Inc.
1515 Broadway
New York, New York 10036

Re:  "Mighty Max"/One Half-Hour Animated TV Series
     ---------------------------------------------

Gentlemen:

          Reference is hereby made to the contract dated August 2, 1993, as amended by that certain letter dated April 7, 1994, relating to your representing us as our exclusive sales agent with respect to sales of national advertising for the above-referenced series.

          Notice is hereby given that Bohbot Entertainment, Inc. as security for certain obligations has irrevocably assigned its right to receive revenues under such agreement to Canal+ Droits Audiovisuelles, SNC ("Canal+"). You are hereby irrevocably directed to make all payments that are due to us pursuant to such agreement directly to Canal+ at 85/89 Quai Andre Citroen 75015, Paris, France, or to such other entity or bank account as Canal+ shall designate.

                                   Very truly yours,

                                   BOHBOT ENTERTAINMENT, INC.


                                   By  /s/ Authorized Signatory
                                     ------------------------------

                                   Title___________________________

cc:  Mr. Stephane Sperry
     Ms. Raechel Crossen
     Ms. Valerie Rolandez
     George T. Hayum, Esq.
     Robert S. Getman, Esq.

Dated ________________________________



One World Entertainment, Inc.
A Division of Viacom International, Inc.
1515 Broadway
New York, New York 10036

Re:  "Mighty Max"/One Half-Hour Animated TV Series
     ---------------------------------------------

Gentlemen:

          Reference is hereby made to the contract dated August 2, 1993, as amended by that certain letter dated April 7, 1994, relating to your representing us as our exclusive sales agent with respect to sales of national advertising for the above-referenced series.

          Notice is hereby given that Bohbot Entertainment, Inc. as security for certain obligations has irrevocably assigned its right to receive revenues under such agreement to Canal+ Droits Audiovisuelles, SNC ("Canal+"). You are hereby irrevocably directed to make all payments that are due to us pursuant to such agreement directly to Canal+ at 85/89 Quai Andre Citroen 75-15, Paris, France, or to such other entity or bank account as Canal+ shall designate.

                                   Very truly yours,

                                   BOHBOT ENTERTAINMENT, INC.


                                   By   S/
                                     -----------------------------

                                   Title___________________________

cc:  Mr. Stephane Sperry
     Ms. Raechel Crossen
     Ms. Valerie Rolandez
     George T. Hayum, Esq.
     Robert S. Getman, Esq.

                           NON-DISTURBANCE AGREEMENT
                           -------------------------

     THIS NON-DISTURBANCE AGREEMENT is made as of April 12, 1994 by and between Bohbot Entertainment Worldwide, Inc. ("Bohbot") and Canal+ Droit Audiovisuelles, SNC ("Canal+"). Bohbot, Canal+ and Film Roman, Inc. are parties to a Letter Agreement dated April 12, 1994 (the "Letter Agreement") and Bohbot and Canal+ are parties to a Security Agreement, Assignment and Mortgage of Copyright dated April 12, 1994 concerning the animated television series entitled "MIGHTY MAX" (the "Series"). In connection with various distribution rights granted by Canal+ and Film Roman to Bohbot, Bohbot has granted Canal+ a first priority security interest in certain collateral relating to the series.

     Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Canal+ shall take no action to deprive any television station granted a license by Bohbot pursuant to Bohbot's rights under the Letter Agreement or the Quiet Enjoyment of those rights. For purposes hereof, "Quiet Enjoyment" shall mean that no foreclosure proceedings by Canal+, or any other action by Canal+ as a security creditor will impair or otherwise interfere with Bohbot's licensees full enjoyment and exploitation of their television syndication rights in the Series under any station license agreements.

     2. If Canal+ forecloses on the station license agreements due to Bohbot's bankruptcy or failure to pay the Guarantee or other payments on a timely basis as more specifically provided in the Letter Agreement, then provided Bohbot is not otherwise in breach of the Letter Agreement, and Bohbot is ready, willing and able to perform such services, Canal+ agrees to engage Bohbot as its agent to continue to service the stations pursuant to the station license agreements.

     3. The validity of this Agreement, its construction, interpretation and enforcement and the rights of the parties hereto shall be determined under, governed by and construed in accordance with the internal laws of the State of California, without regard to principals of conflicts of law.

     IN WITNESS WHEREOF, the parties have executed this agreement as of the date first set forth above.

CANAL+ DROIT                             BOHBOT ENTERTAINMENT
  AUDIOVISUELLES, SNC                        WORLDWIDE, INC.

By /s/ Authorized Signatory         By /s/Authorized Signatory
  -------------------------           ----------------------------

Its Chairman                        Its Authorized Signatory
   ------------------------            -----------------------------

                                 "MIGHTY MAX"

SECURITY AGREEMENT, ASSIGNMENT AND MORTGAGE OF COPYRIGHT


AGREEMENT ("Security Agreement") dated as of April 12, 1994, between BOHBOT ENTERTAINMENT WORLDWIDE, INC. ("Debtor"), whose address is 41 Madison Avenue, New York, New York 10010 and CANAL + DROITS AUDIOVISUELLES, SNC, whose address is 85/89 Quai Andre Citroen, 75015, Paris, France ("Secured Party").

1.   SERIES:  The "Series" is the animated television series entitled "MIGHTY
     ------
MAX" to be produced by Film Roman, Inc., based on the toy property owned by Bluebird Toys (UK) Limited.

2.   DEFINITIONS:  All terms initially capitalized and not expressly defined in
     -----------
accordance with the Letter Agreement (as described below).

3.   SECURITY INTEREST IN THE SERIES:
     -------------------------------

     (a) Grant: In consideration of and in order to induce Secured Party to enter into the Letter Agreement dated as of April 11, 1994 with respect to the Series (the "Letter Agreement") and to grant Debtor certain distribution rights in the Series and to perform all of its obligations to Debtor thereunder, and in order to secure Secured Party's rights in the Series and under the Letter Agreement and in consideration of various of Secured Party's agreements in connection with the exploitation of the Series, Debtor hereby grants and assigns to Secured Party a continuing security interest in and copyright mortgage on all of Debtor's right, title, and interest in and to the items described or referred to in (i) through (vii) below associated with or relating to the Series ("Collateral"), to the extent such Collateral is now owned or hereafter acquired by Debtor.

          (i)  Underlying Properties:  All rights with respect to the literary,
               ---------------------
musical, dramatic and other written materials created for the Series or upon which the Series is based or which are used in or in connection with the Series, including, without limitation, rights in the scripts and the underlying materials on which the scripts are based;

          (ii) Physical Properties:  All positive and negative film or animation
               -------------------
cels relating to the Series, wherever located or situated, all sound materials and all other original physical materials relating to the Series (the "Physical Properties") Secured Party's right in the Physical Properties shall be on a non-exclusive basis and not exercised so as to disturb Debtor's licensees of Debtor's rights with respect to television syndication in the United States; provided that any license of such rights does not adversely affect or impact upon Secured Party's rights to the Series and the rights of Secured Party under the Letter Agreement and this Security Agreement and that such licensee expressly agrees that its lien, if any, on the Physical Properties shall not entitle it to foreclosure with respect thereto, and such lien will not otherwise interfere with any of Secured Party's rights;

          (iii) Copyrights:  All common law and statutory domestic and foreign
                ----------
copyrights, renewals and extensions of copyright relating to the Series, including all rights derived pursuant to security agreements or mortgages of copyright in any version or with any entity with respect to the Series;

          (iv) Contract Rights:  All rights in all agreements and understandings
               ---------------
(whether or not evidenced in writing) with third parties relating to the Series or to any of the elements described in Paragraphs 3.(a)(i) and (ii) above, and any rights derived therefrom or related thereto, including all rights derived under contract with others, including all rights derived pursuant to security agreements and mortgages of copyright with any person or entity with respect to the Series;

          (v)  Distribution Rights:  The continuing right to exercise
               -------------------
distribution rights in the Series throughout the territory granted to Debtor pursuant to and subject to the Letter Agreement ("Territory");

          (vi) Other Items:  All rights in and to those certain accounts,
               -----------
inventories and general intangibles with respect to the Series, (including any bank account of Debtor into which such proceeds have been or are deposited); all other items deemed inventories, equipment, accounts and general intangible (as defined under the California Uniform Commercial Code or other Applicable Law but only to the extent such rights are derived from or relate to the Series). The parties acknowledge that Debtor intends to establish a separate segregated bank account into which all proceeds relating to the Series will be deposited; and

          (vii)  Proceeds:  All periods and products of the items referred to in
                 --------
Paragraphs 3.(a)(i) through 3.(a)(vi) above.

     (b)  Rights of Secured Party:  With respect to the security interest
          -----------------------
granted to the Secured Party pursuant hereto, Secured Party and any of its assignees shall have all rights, privileges and remedies to the maximum extent permitted by law (including without limitation all legal, equitable, administrative, and self-help rights and remedies). The foregoing are cumulative and the exercise of one shall not preclude Secured Party from a later or concurrent exercise of any other.

     (c)  Exercise of Rights:  Secured Party or any of its assignees shall be
          ------------------
entitled to exercise the rights granted hereunder with respect to the Collateral in the event any one or more of the following events of default shall occur:

     (i) Debtor (or anyone acting on Debtor's behalf or in its place and stead) terminates, attempts to terminate, disaffirms or attempts to disaffirm any of the following: (A) the Letter Agreement; (B) this Security Agreement; and (C) any agreement entered into with Secured Party pursuant to or in connection with the Letter Agreement or the Security Agreement:

     (ii) Debtor (or anyone acting on Debtor's behalf or in its place and stead) defaults in the performance of any of Debtor's material obligations to Secured Party (or anyone acting on Secured Party's behalf or in its place and stead) under any of the following: (A) the Letter Agreement; (B) this Security Agreement; and (C) any agreement entered into with Secured Party pursuant to or in connection with the Letter Agreement or the Security Agreement; and such default or failure shall continue for a period of more than 10 business days after written notice thereof from Secured Party to Debtor;

     (iii) Debtor shall become insolvent howsoever evidenced, or make a general assignment for the benefit of creditors, or admit in writing its inability to pay its debts as they become due, or commence or consent to the commencement of any proceeding to be adjudicated a bankrupt or insolvent or seeking reorganization, arrangement, adjustment, composition or other relief from creditors under applicable law, or suffer the entry of any decree or order by a court of competent jurisdiction adjudicating Debtor as bankrupt or insolvent or approving or imposing such relief from creditors, or seek or consent to the appointment of any receiver, liquidator, assignee, trustee, sequestrator or other similar official for all or any substantial part of its assets or properties; or in the event of the commencement of any involuntary proceeding against Debtor seeking adjudication of bankruptcy or insolvency or reorganization, arrangement, adjustment, composition or other relief from creditors under applicable law, or the involuntary appointment of any receiver, liquidator, assignee, trustee, sequestrator or other similar official for all or any substantial part of its assets or properties, and such involuntary proceeding or appointment is not dismissed or vacated within 45 days after the date of such commencement or appointment;

     (iv) There is any material misstatement or false statement made by Debtor knowingly, or in the exercise of reasonable prudence which Debtor should have known, in connection with any of Debtor's obligations, agreements, or any breach of the representations or warranties under or related to this Security Agreement or the Letter Agreement; and

     (v) Debtor elects to sell substantially all of its assets or to wind up, liquidate or dissolve and to distribute its assets prior to the completion of Debtor's obligations as to the development and production of the Series without Secured Party's prior written approval.

     (d)  Further Documents:  Debtor hereby agrees to sign and deliver to
          -----------------
Secured Party all such financing statements and other instruments as Secured Party shall request and are reasonably required to better perfect, protect, evidence, renew and/or continue the security interest and copyright mortgage in the Collateral granted hereunder and/or to effectuate the purposes and intents of this Security Agreement. If Debtor fails to sign any such document within 7 days of Secured Party's written request thereof, Debtor hereby appoints Secured Party its irrevocable Attorney-in-fact to sign any such document for Debtor, and agrees that such appointment constitutes a power coupled with an interest and is irrevocable.

4.   DEBTOR'S WARRANTIES AND REPRESENTATIONS:  Debtor confirms, warrants and
     ---------------------------------------
represents to Secured Party that:

     (a) Debtor has full power and authority to enter into this Security Agreement and sign and deliver the financing statements to Secured Party and to perform its obligations hereunder and under the Letter Agreement;

     (b) No other security interest will be granted by Debtor with respect to the Collateral and no security interest which has been granted and which is in conflict with or in any way would interfere with the rights granted by Debtor to Secured Party will be allowed to remain in higher priority than the security interest granted hereunder;

     (c) Debtor has no knowledge of any legal proceedings now pending, threatened or reasonably anticipated against Debtor which might impede performance of Debtor's obligations as to the Series and shall promptly notify Secured Party if Debtor hereafter learns of any such legal proceedings; and

     (d) No agreements, understandings or other arrangements have been made or entered into by Debtor which are in or would in any way conflict or interfere with the rights granted by Debtor to Secured Party in this Security Agreement, the financing statements or in the Letter Agreement. Without limiting the foregoing, Debtor hereby agrees as follows: (i) in any agreement with a third party pursuant to which such third party could obtain control of any of the Collateral, Debtor shall provide that (A) ownership of such Collateral shall be vested in Debtor at all times; (B) the third party shall not have the right to encumber or mortgage any Collateral under its control; (C) upon the default of Debtor under such agreement, the third party's remedy is limited to the right to obtain damages and the third party shall have no right to revoke, terminate, diminish or enjoin any rights granted to Debtor with respect to the Collateral; and (ii) Debtor shall use its best efforts to enforce its rights under the applicable agreement to the fullest extent in order to protect the Collateral and maintain Debtor's rights in the Collateral and shall not subordinate its rights in the Collateral to any third party.

     5.   GOVERNING LAW:  This Security Agreement shall be governed by the laws
          -------------
of the State of California, United States of America, without giving effect to the principles of conflict of laws thereof.

     6.   ANY LEGAL ACTION:  All of the parties hereto (i) agree that any legal
          ----------------
suit, action or proceeding arising out of or relating to this Security Agreement may be instituted in a state or federal court in the City of Los Angeles, State of California, (ii) waive any objection which they may have now or hereafter to the County of Los Angeles as the venue of any such suit, action or proceeding, and (iii) irrevocably submit to the non-exclusive jurisdiction of the United States District Court for the Central District of California, or any court of the State of California located in the City of Los Angeles in any such suit, action or proceeding and any summons, order to show cause, writ, judgment, decree or other process with respect to any such suit, action or proceeding may be delivered to Debtor personally outside the State of California, and when so delivered, Debtor shall be subject to the jurisdiction of such court, and amenable to the process so delivered as though the same had been served within the State of California, but outside the County in which such suit, action or proceeding is pending.

     7.   NOTICES:  All notices from Debtor to Secured Party with respect to
          -------
this Security Agreement shall be given in writing by mail (postage paid), or telecopier (and if sent by telecopier, such notice shall bc concurrently sent by mail) addressed as indicated below. The earlier of: (i) actual receipt; (ii) 7 business days the date of mailing; or (iii) the date of telecopying shall be deemed to be the date of service.

     Mail:               Canal + Droits Audiovisuelles, SNC
                         85/89 Quai Andre Citroen
                         75015, Paris, France

     Telocopier:         011 3314 828-1126

     With a copy to:     Armstong Hirsch Jackoway
                           Tyeman & Wertheimer
                         1888 Century Park East, 18th Floor
                         Los Angeles, California 90067
                         Attention:  Robert S. Getman, Esq.

Secured Party may change such address by written notice to Debtor at the address for Debtor set forth below in this Paragraph.

All notices from Secured Party to Debtor with respect to this Security Agreement shall be given in writing by mail (postage prepaid), or messenger, cable, telex or telecopier (and if sent by telex, cable or telecopier, such notice shall be concurrently sent by mail) addressed as indicated below. The earlier of (i) actual receipt; (ii) 7 business days after the date of mailing; or (iii) the date of cabling, telexing or telecopying shall be deemed to be the date of service.

   Mail & Messenger:         Bohbot Entertainment Worldwide, Inc.
                             41 Madison Avenue
                             New York, New York 10010
   Telecopier:               (212) 889-3766

   With a courtesy copy to:  Robert L. Oppenheim, Esq.
                             1875 Century Park East
                             Suite 2000
                             Los Angeles, California 90067

Debtor may change such addresses by notice to Secured Party at the addresses for Secured Party set forth above in this Paragraph.

By signing in the spaces below, the parties hereto have agreed to all of the terms and conditions of this Security Agreement.

BOHBOT ENTERTAINMENT             CANAL + DROITS AUDIOVISUELLES,
  WORLDWIDE, INC.                    SNC

("Debtor")                       ("Secured Party")


By:Authorized Signatory            By:Authorized Signatory
   -----------------------------      --------------------------------
Its:Authorized Signatory           Its:Chairman
    ----------------------------       -------------------------------

STATE OF NEW YORK                )
                                 )  ss.
COUNTY OF NEW YORK               )

      On April 15, 1994, before me, the undersigned, a Notary Public in and for said State, personally appeared Ralph J. Sorrentino, known to me to be the CFO of Bonhot Entertainment Worldwide, Inc., the corporation that executed the within instrument, known to me to be the person who signed the within instrument on behalf of the corporation herein named and acknowledged to me that such corporated executed the same.

      Witness my hand and official seal.

                                    /s/ Carol Ann Martinez
                                   -------------------------------------
                                   Notary Public in and for said State


                                         CAROL ANN MARTINEZ
                                   Notary Public, State of New York
                                             No. 4691566
                                      Qualified in Nassau County
                                  Commission Expires August 31, 1995